Exhibit 19

NOV INC.

POLICY ON INSIDER TRADING

Adopted November 13, 2024

I. Introduction

The purpose of this Policy on Insider Trading (this “Policy”) is to promote compliance with applicable securities laws by NOV Inc. and its subsidiaries (collectively, “NOV” or the “Company”) and all of its directors, officers, and employees in order to preserve the reputation and integrity of NOV as well as that of all persons affiliated with it.

II. Applicability

The Policy is applicable to all directors, officers, and employees (“Covered Persons”) of NOV. The Policy applies to our employees located in and outside the United States alike.

Questions regarding this policy should be directed to the Company’s General Counsel.

III. Policy

If a Covered Person of the Company or any agent or advisor of the Company has material, nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any Related Person (as defined below) may buy or sell securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with NOV.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to directors and members of executive management and are set forth in the Company’s Policy Regarding Special Trading Procedures, attached as Exhibit A to this Policy.

IV. Definitions/Explanations

A. Who is an “Insider?”

Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its agents and advisors, including auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

B. What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security – debt or equity.

Some examples of material information include:

•
Unpublished financial results

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News of a pending or proposed company transaction
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Significant changes in corporate objectives
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News of a significant sale of assets
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Changes in dividend policies
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Financial liquidity problems

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

C. What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately one full trading day following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Wednesday. If the announcement is made on Friday after trading begins, employees made not trade in Company Securities until Tuesday of the following week.

D. Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse, minor children, and anyone else living in your household, partnerships in which you or a Related Person are a general partner, trusts of which you or a Related Person are a trustee, estates of which you or a Related Person are an executor, and other equivalent legal entities that you or a Related Person control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”

V. Guidelines

A. Non-disclosure of Material Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B. Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections, or reallocation of funds relating to 401(k) plan accounts) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Loans, pledges, gifts, charitable donations, and other contributions of Company Securities are also subject to this Policy.

C. Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Company’s General Counsel or someone that he or she has delegated responsibility for advising of the Policy.

D. “Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E. Avoid Speculation

Covered Persons and their Related Persons may not engage in monetization or hedging transactions of Company Securities. Such transactions include trading in options, warrants, puts and calls, prepaid variable forwards, equity swaps, collars and exchange funds, or similar instruments on Company Securities or selling Company Securities “short.” In addition, Covered Persons and their Related Persons may not hold Company Securities in margin accounts. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person in conflict with the best interests of the Company and its securityholders. Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted to them by the Company.

F. Trading in Other Securities

No Covered Person nor their Related Persons may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his or her employment with NOV.

Exhibit A

NOV Inc. Policy Regarding Special Trading Procedures

THIS POLICY WAS ADOPTED BY THE BOARD OF DIRECTORS OF NOV INC. EFFECTIVE AS OF OCTOBER 15, 1996, AS AMENDED ON DECEMBER 9, 1997, NOVEMBER 12, 2008, NOVEMBER 13, 2019, FEBRUARY 24, 2023, AND NOVEMBER 13, 2024, AND APPLIES TO ALL DIRECTORS AND OFFICERS OF NOV. THIS POLICY ALSO APPLIES TO ALL EMPLOYEES OR CONSULTANTS IDENTIFIED BY NOV AS PERSONS WHO MAY REGULARLY HAVE ACCESS TO MATERIAL, NONPUBLIC INFORMATION ABOUT NOV.

You are receiving a copy of the Policy Regarding Special Trading Procedures. You should read this Policy carefully, ask questions of the compliance officer listed below if you have any, and sign and return one copy of the attached certification to:

Peter F. Vranderic

Assistant Secretary

NOV Inc.

10353 Richmond Avenue

Houston, Texas 77042-4103

NOV Inc. has adopted a Policy on Insider Trading that applies to each director, officer, employee and certain consultants of NOV and its subsidiaries. A copy of that Policy on Insider Trading has been distributed or made available to all those persons, including you.

You have been identified as a director or officer of NOV or an employee or consultant of NOV and its subsidiaries who may regularly have access to important information about NOV before the information is publicly known. This Policy Regarding Special Trading Procedures describes additional special trading restrictions that apply to you. You must comply strictly with this Policy as well as comply with NOV’s Policy on Insider Trading.

. Restricted Periods and Pre-Clearance

There are times when NOV may be aware of a material, nonpublic development. If you trade in NOV’s securities before the development is disclosed to the public or resolved, you may expose yourself and NOV to a charge of insider trading that could be costly and difficult to defend. This can occur even though you may not know of the development or its details. In addition, NOV could receive negative publicity if you trade during such a development.

Therefore, you, your spouse, and relatives living in your house, and any entities or trusts that you or they control may not under any circumstances purchase or sell securities of NOV during the restricted period described in this Policy, and if you choose to purchase or sell at other times, you may do so only after pre-clearing your intent to trade with the Compliance Officer.1

The Assistant Corporate Secretary is the Compliance Officer for this Policy.

Restricted Periods. NOV expects that there will be 4 periods, called “restricted periods,” during which you may not under any circumstances effect transactions in NOV’s securities. The 4 restricted periods begin on the last day of each calendar quarter and end on the second business day after NOV issues its press release announcing quarterly or annual earnings.

1 If the Compliance Officer, their spouse, relatives living in their house or any entities or trusts that they control wish to purchase or sell securities of NOV, the Compliance Officer must pre-clear their intent to trade with NOV’s General Counsel.

NOV may extend any restricted period, or create additional restricted periods, at any time, if at the time NOV believes trading by insiders would be inappropriate because of developments at NOV that are or could become material.

Pre-Clearance. If you intend to engage in a trade in NOV’s securities outside of a restricted period, you must receive permission in advance from the Compliance Officer.2 The Compliance Officer may refuse to permit any transaction if they determine that the transaction would not be appropriate under the circumstances. Please understand that judgments in this area are difficult and typically involve complex assessments of what information may or may not be material to an investor. In making any judgment, the Compliance Officer will seek to prevent transactions that might have the appearance of impropriety, as well as any transactions that are clearly inappropriate. The Compliance Officer may consult with NOV’s securities counsel before responding to your request.

If you are advised that you may not trade, then you may not buy or sell NOV’s securities under any circumstances until you are subsequently advised by the Compliance Officer that your requested transaction may now proceed. In addition, you may not inform anyone else within or outside NOV of the Compliance Officer’s decision.

After you receive permission to engage in a transaction, you must complete your transaction within 48 hours or make a new request for clearance, unless otherwise determined by the Compliance Officer.

The exercise of an option to purchase securities of NOV for cash is not subject to these pre-clearance procedures. Nevertheless, the securities so acquired may not be sold except outside of a restricted period, after authorization from the Compliance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker (in which the broker sells shares on the exercise date to cover the exercise price and taxes) is subject to this Policy and will require prior clearance.

2. Compliance with NOV’s Policy on Insider Trading

You, your spouse, any relative living in your house, and any entities or trusts that you or they control may not trade in securities, options or derivative or other securities of NOV if at the time you or that person possesses material, nonpublic information about NOV. This prohibition applies even if you receive pre-clearance for a transaction.

This prohibition continues to apply to your transactions in NOV securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in NOV’s securities until that information has become public or is no longer material.

3. Prohibition on Short Sales, Puts, Calls and Options

You, your spouse, any relative living in your house, and any entities or trusts that you or they control are prohibited from making any short sales of any securities of NOV. Also, no such person may buy or sell puts, calls, or options in respect of NOV’s securities at any time, absent prior written approval from the Compliance Officer.

Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. In addition to the fact that it is a violation of Section 16 of the Securities Exchange Act of 1934, as amended, for directors and executive officers to sell their company’s securities short, NOV believes it is inappropriate for its insiders to bet against NOV’s securities in this way. Puts, calls, and options for NOV’s securities (other than employee benefit plan options) also afford the opportunity for insiders to profit from a

2 If the Compliance Officer will be absent from the office or unavailable for a significant period of time, absent prior written approval from the Compliance Officer, they will designate another executive officer of NOV to handle trading requests.

market view that is adverse to NOV, and they carry a high risk of inadvertent securities law violations. All such transactions are prohibited except where there is a compelling reason for the transaction and you have obtained the prior written approval of the Compliance Officer.

4. Prohibition on Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, employee, or consultant to continue to own NOV’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, you, your spouse, any relative living in your house, and any entities or trusts that you or they control are prohibited from engaging in any such transactions.

5. Prohibition of Trading on Margin, Pledging Securities as Collateral

Because a broker is permitted to sell securities in a margin account if you fail to meet a margin call, the securities can be sold at a time when you are aware of material, nonpublic information about NOV. Also, a foreclosure sale under any other loan could occur at a time when you have material, nonpublic information about NOV. Therefore, you, your spouse, any relative living in your house, and any entities or trusts that you or they control are prohibited from holding any securities of NOV in a margin account or pledging any securities of NOV as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Compliance Officer at least 10 days in advance of entering into the pledge agreement. For purposes of this section, the “cashless exercise” of stock options to purchase securities of NOV through a broker is not subject to the prohibition from holding any securities of NOV in a margin account.

6. Restrictions on Standing Orders

Standing orders (except under approved Rule 10b5-1 plans, as discussed below) should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specific price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information about NOV may result in unlawful insider trading.

7. Pre-clearance of 10b5-1 Plans

Trades in securities of NOV that are executed pursuant to a 10b5-1 plan are not subject to prohibition on trading on the basis of material, nonpublic information contained in this Policy or the restrictions set forth above relating to pre-clearance procedures and restricted periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, when adopting a new or modified 10b5-1 plan you must certify that you are not aware of any material, nonpublic information about NOV and that you are adopting or modifying the plan in good faith. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of the transactions in advance or delegate discretion on those matters to an independent third party and meet certain other requirements, including a minimum “cooling-off period” for insiders after adoption of the plan before trading can commence.

NOV requires that all 10b5-1 plans must be approved in writing in advance by the Compliance Officer. 10b5-1 plans generally may not be adopted during a restricted period.

8. Communicating Potential Material Information

If you become aware of information about NOV that is or may become material, you should promptly communicate that information to the President, the Chief Financial Officer, and the Compliance Officer. This communication is very important to allow NOV to determine whether, how, and when the information should be reported to the public. It is also critical to permit the Compliance Officer to determine whether to permit transactions in NOV’s securities. Except for this communication, you should keep the information confidential and share it only with NOV’s employees, accountants, and legal counsel who have a need to know as directed by the President or Chief Financial Officer. If you have any doubt about whether information may be material, you should err in favor of prompt communication to the President, Chief Financial Officer, and Compliance Officer.

9. Reporting Violations

If you know or have reason to believe that this Policy or NOV’s Policy on Insider Trading has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of the Compliance Officer.

10. Waivers; Modifications

Exceptions to this Policy may be made only by the written approval of the Board of Directors, the Compliance Officer, or the committee or persons to whom the Board of Directors may delegate authority to waive compliance. NOV reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.

11. Questions

If you have any questions about this Policy, you should contact the Compliance Officer. The Compliance Officer may refer the question to NOV’s securities counsel before responding.